EXHIBIT 99.1

Orion Energy Systems FY17 Q3 Revenue Rose 23% to $20.6M
on Increased Energy Efficient LED System Sales;
Net Loss Narrowed to $1.1M on Higher Gross Margin

MANITOWOC, Wis. - February 8, 2017 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient LED and other lighting platforms, today announced improved financial results for its fiscal 2017 third quarter ended December 31, 2016 (Q3’17). Orion will hold an investor call today at 10:00 a.m. ET (details below).

Q3 ‘17 Highlights:

•	Revenue rose 23% to $20.6M versus $16.8M in Q3’16;

•	Gross margin rose 180 bps to 30% versus 28% in Q3’16;

•	Net Loss improved to $1.1M versus $2.0M in Q3’16;

•	Cash and cash equivalents were $19.1M at the end of Q3’17 versus $17.5M at the end of Q3’16;

•	Backlog rose 28% to $9.6 million from $7.5 million in Q3‘16;

	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
Revenue	$20.6M	$18.7M	$15.6M	$18.6M	$16.8M	$15.7M	$16.6M
Gross Margin	30%	33%	26%	25%	28%	19%	23%
Cash and cash equivalents	$19.1M	$18.7M	$14.2M	$15.6M	$17.5M	$13.4M	$17.9M

John Scribante, CEO, commented, “Driven principally by the growing sales of our energy-saving LED lighting systems, the success of our new agent sales strategy and our focus on operating efficiency, we executed well on our top and bottom line in the third quarter versus the prior year third quarter. Importantly, the third quarter represented the 8th consecutive quarter of quarterly year-over-year margin expansion under our new leadership and strategy.”

“Orion remains focused on four key elements for success: 1) ensuring a superior customer experience; 2) providing the highest quality and best-performing products in the retrofit lighting market; 3) migrating our sales focus to an agent strategy that expands our reach and service capabilities; and 4) our “Build/Buy/Partner” strategy that leverages the skills, strengths, capital and cost advantages of leading component providers. Additionally, we continue to build and execute on our internal and external capabilities to deliver even greater value-add to our customers.”

Third Quarter Review
Revenue: Q3’17 revenue grew 23% to $20.6 million vs. $16.8 million in Q3’16, driven principally by increasing sales of LED fixtures and the growing benefits from the Company’s shift to an agent sales model. LED fixture sales rose 29% to $15.5 million in Q3’17 versus $12.0 million in Q3’16 as Orion generated growing demand for the performance and energy efficiency of its high bay lighting products. Orion restructured its sales strategy in Q2’16, moving from a direct sales focus to an agent sales model that provides Orion with a broader reach into major national accounts. LED fixtures rose to 82% of total lighting product sales in Q3’17, a new record for Orion.

Gross Margin: A more favorable product mix and ongoing manufacturing efficiencies contributed to the expansion of Orion’s gross margin to 30% in Q3’17 versus 28% in Q3’16.

Net Loss: Orion’s Q3’17 net loss narrowed to $1.1 million, or $0.04 per diluted share, compared to a net loss of $2.0 million, or $0.07 per diluted share, in Q3’16, reflecting revenue and gross margin improvements offset by increasing investments in sales, marketing and R&D expense.

Operating Cash Flow: Orion used $0.4 million in cash from operating activities in Q3’17.

Balance Sheet: Orion had $19.1 million in cash and cash equivalents and $6.3 million in short-term and long-term borrowings at the close of Q3’17. Net working capital was $31.3 million as of December 31, 2016, and shareholder equity was $42.4 million.

Fiscal 2017 Financial Guidance
Management expects total revenue to grow by 10-15% in fiscal 2017 versus the prior fiscal year with gross margin expected to remain at or near 30% for the balance of fiscal 2017. Management will provide its initial guidance for fiscal 2018 when Orion reports its fiscal 2017 results in May.

Conference Call
Orion will review its Q3’17 results and the business outlook in a conference call on February 8, 2017, at 10:00 a.m. ET.

Call Dial-In Numbers:        (877) 754-5294 and (678) 894-3013 Int’l.

Live Webcast/Replay URL:      http://investor.oriones.com/events.cfm for a live webcast link.

Audio Replay:            (855) 859-2056, conference ID: 65083171 (Available shortly after the call and through February 15, 2017).

About Orion Energy Systems
Orion is a leading designer and producer of energy efficient lighting and retrofit lighting solutions for commercial and industrial buildings. Orion manufactures and markets connected lighting systems encompassing LED solid-state lighting and intelligent controls. Orion systems incorporate patented design elements that deliver significant energy, efficiency, optical and thermal performance that drive financial, environmental, and work-space benefits for a wide variety of customers, including nearly 40% of the Fortune 500.

Safe Harbor Statement
Certain matters discussed in this press release, including under our “Fiscal 2017 Financial Guidance,”hare "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue, gross margin, net income and EBITDA objectives in fiscal 2017 and beyond; (ii) our ability to achieve and sustain profitability and positive cash flows; (iii) the availability of additional debt financing and/or equity capital, and our limited borrowing capacity under our bank line of credit; (iv) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (v) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (vi) our ability to compete and execute our strategy in a highly competitive and rapidly changing LED market and our ability to respond successfully to market competition; (vii) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (viii) adverse developments with respect to litigation and other legal matters to which we are subject; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales and our ability to pursue an expanded third-party sales channel through distribution and sales agents; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) a reduction in the price of electricity; (xviii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xix) increased competition from government subsidies and utility incentive programs; (xx) potential warranty claims; and (xxi) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.orionlighting.com in the Investor Relations section of the Company's Web site.

Investor Relations Contacts:

Bill Hull, CFO                    William Jones; David Collins
Orion Energy Systems, Inc.             Catalyst Global
312 660-3575                    212 924-9800
oesx@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Product revenue	$19,259	$16,094	$52,286	$46,872
Service revenue	1,358	657	2,635	2,195
Total revenue	20,617	16,751	54,921	49,067
Cost of product revenue	13,577	11,574	36,748	35,988
Cost of service revenue	885	468	1,748	1,700
Total cost of revenue	14,462	12,042	38,496	37,688
Gross profit	6,155	4,709	16,425	11,379
Operating expenses:
General and administrative	3,541	3,861	11,040	11,135
Sales and marketing	3,147	2,409	9,167	8,112
Research and development	495	381	1,493	1,244
Total operating expenses	7,183	6,651	21,700	20,491
Loss from operations	(1,028)	(1,942)	(5,275)	(9,112)
Other income (expense):
Other income	—	—	190	—
Interest expense	(65)	(71)	(203)	(223)
Interest income	7	27	31	107
Total other income (expense)	(58)	(44)	18	(116)
Loss before income tax	(1,086)	(1,986)	(5,257)	(9,228)
Income tax expense (benefit)	—	18	(261)	28
Net loss and comprehensive loss	$(1,086)	$(2,004)	$(4,996)	$(9,256)
Basic net loss per share attributable to common shareholders	$(0.04)	$(0.07)	$(0.18)	$(0.34)
Weighted-average common shares outstanding	28,258,742	27,671,633	28,106,209	27,584,288
Diluted net loss per share	$(0.04)	$(0.07)	$(0.18)	$(0.34)
Weighted-average common shares and share equivalents outstanding	28,258,742	27,671,633	28,106,209	27,584,288

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	As Of
	December 31,	March 31,
	2016	2016
Assets
Cash and cash equivalents	$19,118	$15,542
Accounts receivable, net	11,730	10,889
Inventories, net	16,572	17,024
Deferred contract costs	1,333	37
Prepaid expenses and other current assets	1,685	5,038
Total current assets	50,438	48,530
Property and equipment, net	13,850	17,004
Other intangible assets, net	4,579	5,048
Long-term accounts receivable	6	108
Other long-term assets	165	185
Total assets	$69,038	$70,875
Liabilities and Shareholders’ Equity
Accounts payable	$12,318	$11,716
Accrued expenses and other	5,962	6,586
Deferred revenue, current	687	243
Current maturities of long-term debt and capital leases	192	746
Total current liabilities	19,159	19,291
Revolving credit facility	5,882	3,719
Long-term debt and capital leases, less current maturities	216	302
Deferred revenue, long-term	963	1,022
Other long-term liabilities	443	558
Total liabilities	26,663	24,892
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at December 31, 2016 and March 31, 2016; no shares issued and outstanding at December 31, 2016 and March 31, 2016	—	—
Common stock, no par value: Shares authorized: 200,000,000 at December 31, 2016 and March 31, 2016; shares issued: 37,728,772 at December 31, 2016 and 37,192,559 at March 31, 2016; shares outstanding: 28,299,317 at December 31, 2016 and 27,767,138 at March 31, 2016	—	—
Additional paid-in capital	153,533	152,140
Treasury stock, common shares: 9,429,455 at December 31, 2016 and 9,425,421 at March 31, 2016	(36,080)	(36,075)
Shareholder notes receivable	(4)	(4)
Retained deficit	(75,074)	(70,078)
Total shareholders’ equity	42,375	45,983
Total liabilities and shareholders’ equity	$69,038	$70,875

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	Nine Months Ended December 31,
	2016	2015
Operating activities
Net loss	$(4,996)	$(9,256)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,103	2,320
Amortization	721	1,055
Stock-based compensation	1,252	1,166
Loss on sale of property and equipment	1	18
Provision for inventory reserves	621	41
Provision for bad debts	118	245
Other	148	56
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(857)	3,660
Inventories	(169)	(4,192)
Deferred contract costs	(1,296)	44
Prepaid expenses and other assets	3,294	1,951
Accounts payable	602	1,017
Accrued expenses and other	(661)	(1,333)
Deferred revenue, current and long-term	385	(117)
Net cash provided by (used in) operating activities	266	(3,325)
Investing activities
Purchase of property and equipment	(376)	(302)
Additions to patents and licenses	(252)	(6)
Proceeds from sales of property, plant and equipment	2,600	—
Net cash provided by (used in) investing activities	1,972	(308)
Financing activities
Payment of long-term debt and capital leases	(814)	(1,450)
Proceeds from revolving credit facility	63,705	47,996
Payment of revolving credit facility	(61,542)	(45,523)
Payment of common stock issuance costs	—	(1)
Payments to settle employee tax withholdings on stock-based compensation	(17)	(20)
Net proceeds from employee equity exercises	6	87
Net cash provided by (used in) financing activities	1,338	1,089
Net increase (decrease) in cash and cash equivalents	3,576	(2,544)
Cash and cash equivalents at beginning of period	15,542	20,002
Cash and cash equivalents at end of period	$19,118	$17,458